Exhibit (99.1)

EASTMAN KODAK cOMPANY

Media Contacts:
David Lanzillo     585-781-5481      david.lanzillo@kodak.com

Investor Relations Contacts:
Don Flick          585-724-4352      donald.flick@kodak.com
Patty Yahn-Urlaub  585-724-4683      patty.yahn-urlaub@kodak.com

Kodak Announces Planned Retirement of Chief Financial Officer
Robert H. Brust to Retire January 31, 2007; Company Launches Search for
Successor

ROCHESTER, N.Y., Jan. 30 - Eastman Kodak Company (NYSE:EK) today announced that Robert H. Brust, Kodak's Chief Financial Officer and Executive Vice President, plans to retire from the company when his employment contract expires at the end of January 2007.
  The company also announced that it has retained Heidrick & Struggles to conduct a search for a new CFO. The search will include internal and external candidates, and is being launched now to provide for a seamless transition in the management of Kodak's financial operations.
  "It is an honor to work with Bob, and I am enormously thankful for his many contributions, among them Kodak's continued strong cash performance," said Antonio M. Perez, Kodak's Chairman and Chief Executive Officer. "Bob is a tremendous asset to the company and to me personally as Kodak continues its digital transformation. I am pleased that he will be personally involved in identifying our next CFO and in ensuring that the financial management of Kodak remains strong, while continuing to provide his strong financial leadership."
  Brust joined Kodak in 2000 from Unisys Corporation, following a 31-year career at General Electric Co.
  "I am pleased with the progress of Kodak's digital transformation, and I feel that now is the right time to begin a more active search for a successor," Brust said. "Moving now gives us a full year to find and groom a successor. While the company has a number of qualified internal candidates, it is also important to look outside the company to ensure that we have considered a broad range of talent before making a final selection."

About Eastman Kodak Company

Kodak is the world's foremost imaging innovator, providing leading products and services to the photographic, graphic communications and healthcare markets. With sales of $14.3 billion in 2005, the company is committed to a digitally oriented growth strategy focused on helping people better use meaningful images and information in their life and work. Consumers use Kodak's system of digital and traditional image capture products and services to take, print and share their pictures anytime, anywhere; Businesses effectively communicate with customers worldwide using Kodak solutions for prepress, conventional and digital printing and document imaging; Creative Professionals rely on Kodak technology to uniquely tell their story through moving or still images; and leading Healthcare organizations rely on Kodak's innovative products, services and customized workflow solutions to help improve patient care and maximize efficiency and information sharing within and across their enterprise.

More information about Kodak (NYSE: EK) is available at www.kodak.com.


2006